IEH Corporation Announces Revenue Guidance for Fiscal Year Ending March 31, 2021 and Status of Exchange Act filings

BROOKLYN, N.Y., December 8, 2020 - IEH Corporation (OTC: IEHC) announced today guidance regarding projected revenue for its fiscal year ending March 31, 2021 and the status of its delinquent Securities Exchange Act filings and certain other matters.

Forecast Revenue for March 30, 2021 Year End

IEH projects revenue for the fiscal year ending March 31 2021 to be between $32 and $34 million, or between flat and 5% ahead of prior year ending March 31 2020. Management is basing the estimated forecast upon current production levels and backlog of committed deliveries. Revenue for the last fiscal year which ended March 31, 2020 was approximately $32,150,000

IEH management is not providing estimates of, or guidance related to, income, operating expenses or earnings per share.

Status of Delinquent Exchange Act Filings

Management of the Company continues to work towards filing its delinquent quarterly reports on Form 10-Q for the June 30th and September 30th fiscal quarters, but are unable at this time to provide an accurate estimate of when its Exchange Act filings will be completed.

Dave Offerman, President and CEO of IEH Corporation commented, “In light of our original delay in timely filing of our annual report on Form 10-K for March 2020 and ensuing delays in filing our 10-Qs for June 30 2020 and September 30 2020, as well as the COVID-19 impact on our operations and our industry, we wanted to provide investors with as much visibility as we can on how the business is performing. As I said in our shareholder letter, we are in the process of upgrading our financial infrastructure to reconcile discrepancies in our inventory accounting, and while this transition is a priority for all of us, it has caused delays in our reporting. That said, with the support of our customers, we are pleased to report that we expect revenue to be between $32 and $34 million, which would be flat to 5% ahead of our last fiscal year. This estimate is based on our current production levels and our backlog of committed deliveries. In what has been a most challenging year, we are highly encouraged that our sales and operations have maintained this high level of performance and continued growth. It would be premature at this point to estimate income or earnings, as those are tied to the inventory accounting issues noted in my shareholder’s letter. However, we are optimistic that these issues will be resolved soon, and we appreciate the continued patience of our investors.”

About IEH Corporation

For over 77 years and 4 generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The company was founded in 1941 and is based in Brooklyn, New York.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this report, and in related comments by the Company’s management, include “forward-looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made on its current expectations and projections about future events and trends in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and you should not place undue reliance on any forward-looking statements. The Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K, as they will depend on many factors about which we are unsure, including many factors beyond our control. Among other items, such factors could include: any claims, investigations or proceedings arising as a result of the delinquency we have experienced in filing recent periodic reports under the Securities and Exchange Act of 1934, as amended, our ability to remediate the material weaknesses in our internal controls over financial reporting or our need to amend previously issued financial results for our fiscal quarters ended September 27, 2019 and December 31, 2019; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; the continued impact of the coronavirus (“COVID-19”) virus, including the measures to reduce its spread, and its effects on the economy and the business sectors for which we provide products and services; pricing pressures on our product caused by competition; the risk that our products will not gain market acceptance; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which we operate; our ability to protect intellectual property; our relationships with key customers; adverse conditions in the industries in which our customers operate; our ability to quickly and effectively respond to new technological developments; and our ability to attract and retain key employees. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this report as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should carefully review and consider the various disclosures we make in our reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business.